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                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)

                                       OF

                          UNIMED PHARMACEUTICALS, INC.

                                       AT

                              $12.00 NET PER SHARE

                                       BY

                          UTAH ACQUISITION CORPORATION
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                          SOLVAY PHARMACEUTICALS, INC.

                   AND AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  SOLVAY S.A.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, JULY 15, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   June 17, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been engaged by Utah Acquisition Corporation, a Delaware corporation ("Merger Sub") which is a direct wholly owned subsidiary of Solvay Pharmaceuticals, Inc., a Georgia corporation ("Purchaser") and an indirect wholly owned subsidiary of Solvay S.A., a Belgian societe anonyme, to act as Information Agent in connection with Merger Sub's offer to purchase all outstanding shares of Common Stock, par value $.25 per share (the "Common Stock"), including the associated rights (the "Rights" and, together with the Common Stock, the "Shares"), of Unimed Pharmaceuticals, Inc., a Delaware corporation (the "Company"), at $12.00 per Share, net to the seller in cash (but subject to any applicable tax withholdings) (the "Merger Consideration"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated June 17, 1999, and the related Letter of Transmittal (which together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are the following documents:

          1. Offer to Purchase, dated June 17, 1999;

          2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

          3. Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to Harris Trust Company of New York, the Depositary.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PURCHASER, MERGER SUB AND ANY OTHER DIRECT OR INDIRECT SUBSIDIARY OF PURCHASER, CONSTITUTE MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) OF ALL THE SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN CONNECTION WITH A MERGER, (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING BEEN EXPIRED OR TERMINATED, AND (3) ALL SHARES OF WHICH ANY MEMBER OF THE COMPANY'S BOARD OF DIRECTORS, OR ANY TRUST WITH WHICH ANY SUCH MEMBER OR SUCH MEMBER'S SPOUSE IS AFFILIATED, IS A RECORD HOLDER OR BENEFICIAL OWNER AS OF JUNE 4, 1999 BEING VALIDLY TENDERED INTO THE OFFER PRIOR TO JULY 13, 1999 AND NO SUCH SHARES BEING WITHDRAWN FROM THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 15, 1999 UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND IMMEDIATELY TENDER THEIR SHARES PURSUANT TO THE OFFER. DR. JOHN N. KAPOOR, CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY AND THE SINGLE LARGEST HOLDER OF SHARES, HAS EXECUTED A LETTER CONFIRMING THAT HE WILL, SUBJECT TO HIS FIDUCIARY DUTIES AS A TRUSTEE OF CERTAIN TRUSTS HOLDING SHARES, TENDER ALL SHARES THAT HE OWNS EITHER DIRECTLY OR BENEFICIALLY TO MERGER SUB. THE BOARD OF DIRECTORS OF THE COMPANY HAS RESOLVED THAT ALL DIRECTORS INTEND TO TENDER THE SHARES THAT THEY OWN DIRECTLY OR BENEFICIALLY TO MERGER SUB.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 1999 (the "Merger Agreement"), among the Company, Purchaser and Merger Sub, pursuant to which, after the completion of the Offer, Merger Sub will be merged with and into the Company (the "Merger") and each Share (other than Shares owned by Purchaser, Merger Sub or any other direct or indirect subsidiary of Purchaser and Shares that are held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation
Law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Merger Consideration or such greater amount per Share as may be paid pursuant to the Offer. As a result of the Merger, the Company will become a direct wholly owned subsidiary of Purchaser and an indirect wholly owned subsidiary of Parent. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Harris Trust Company of New York (the "Depositary") of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Depository Institution (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT PURSUANT TO THE OFFER.

     Neither Purchaser nor Merger Sub will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.